UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2012

Colfax Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34045	54-1887631
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8170 Maple Lawn Boulevard, Suite 180 Fulton, MD		20759
(Address of principal executive offices)		(Zip Code)

(301) 323-9000

(Registrant’s telephone number, including area code.)

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 31, 2012, Soldex Holdings I LLC (“Soldex Holdings”), a wholly owned subsidiary of Colfax Corporation (“Colfax”), completed the previously announced acquisition of an approximately 91% interest in Soldex, S.A. (“Soldex”), a corporation organized under the laws of Peru that supplies welding products from its plants located in Peru and Colombia. The acquisition was made pursuant to a Share Purchase Agreement, dated May 26, 2012, between Colfax and Inversiones Breca S.A., as amended on October 25, 2012 (the “Share Purchase Agreement”). Colfax assigned its interests in the Share Purchase Agreement to Soldex Holdings on October 26, 2012. The October 25, 2012 amendment to the Share Purchase Agreement provided for an immaterial increase in the purchase price and the number of Soldex shares to be acquired due to share purchase mechanics in Peru.

Under the Share Purchase Agreement, Soldex Holdings acquired 187,310,251 Soldex common shares and 71,106,571 Soldex investment shares for a purchase price of $183,363,015.47, which was funded with cash on-hand. The purchase price is subject to adjustment based upon changes in Soldex’s net equity, defined as the difference between total assets and total liabilities, between February 29, 2012 and October 31, 2012. The transaction values Soldex at $235 million, including the assumption of debt.

The Share Purchase Agreement, as amended, requires Soldex Holdings to commence a tender offer under Peruvian law, or, if approved by the Superintendencia del Mercado de Valores, a Peruvian regulatory body, a public purchase offer for all voting shares held by Soldex’s minority shareholders.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by this item are not being filed herewith. They will be filed with the Securities and Exchange Commission by amendment as soon as practicable, but no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by this item is not being filed herewith. It will be filed with the Securities and Exchange Commission by amendment as soon as practicable, but no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2012	COLFAX CORPORATION

	By:	/s/ C. Scott Brannan
		Name:	C. Scott Brannan
		Title:	Senior Vice President, Finance and Chief Financial Officer